Exhibit 10(iii)(A)(6)

THE INTERPUBLIC GROUP OF COMPANIES, INC. 2009 PERFORMANCE INCENTIVE PLAN

COMBINED RESTRICTED STOCK AND PERFORMANCE CASH AWARD AGREEMENT

THE INTERPUBLIC GROUP OF COMPANIES, INC., a Delaware corporation (the “Company”), hereby grants to the Participant named below shares of the Company’s common stock (the “Shares”), which are restricted, and a Performance Cash Award (“Performance Cash Award”) to be settled in cash and/or Shares (collectively, the “Combined Award”). The terms and conditions of the Combined Award are set forth in this Award Agreement (the “Agreement”) and in The Interpublic Group of Companies, Inc. 2009 Performance Incentive Plan (the “Plan”), which is attached hereto as Exhibit A.

RESTRICTED STOCK AWARD AGREEMENT

Date of Award	Participant’s Name
Number of Shares
Restrictions	Subject to the provisions of this Agreement and the Plan, including the restrictions set forth in Section 6(d) of the Plan, the Participant shall be the owner of record of the Shares granted under this Award and shall have all rights of a shareholder of the Company.
Lapse of Restrictions	[Lapse provisions to be inserted, which may include the lapse of restrictions upon satisfaction of performance criteria determined by the Committee. Except as set forth in the Plan, the restrictions shall not lapse during the first year following the Date of Grant].

PERFORMANCE CASH AWARD AGREEMENT

Date of Award	< > Participant’s Name < >
Target Amount to be Paid Upon Vesting Refer to Award Letter from Interpublic.
Performance Period	through .
Vesting Date

Subject to the provisions of the Plan, the scheduled vesting date is the              anniversary of the Date of Award, or such later date as specified in the following paragraph.

Notwithstanding any other provision of this Agreement, if the audit of the Company’s consolidated financial statements for the years included in the Performance Period (the “Audited Financials”) has not been completed more than fifteen (15) days before the vesting date set forth above, the vesting date shall be delayed until the earlier of (i) the thirtieth (30th) day after the completion of the Audited Financials for the years included in the Performance Period or (ii) the date the Actual Payment Amount (as defined below) is paid. Except as otherwise provided in the Plan, any portion of this Performance Cash Award that is not vested on the date the Participant ceases to be an employee of the Company and its Affiliates shall be forfeited.

Actual Payment Amount	The “Actual Payment Amount” (to the extent vested) shall be between 0 and 2 times the “Target Amount to be Paid Upon Vesting,” as determined by the Committee based on the achievement of the Performance Criteria described in the Award Letter from Interpublic. [Form of Actual Payment Amount may be made in cash, Shares, or a combination as prescribed in Section 8(b) of the Plan].
Payment Date	Subject to the vesting conditions set forth herein, and the provisions of the Plan, the Actual Payment Amount shall be paid to the Participant during the calendar year prescribed by Section 8(b) of the Plan, no later than March 15th of such calendar year.

Please review the remaining pages of this Agreement and the Plan document, and execute the Agreement where indicated on page 4.

THE INTERPUBLIC GROUP OF COMPANIES, INC. 2009 PERFORMANCE INCENTIVE PLAN

COMBINED RESTRICTED STOCK AND PERFORMANCE CASH AWARD AGREEMENT

The following terms and conditions supplement the terms of the Plan:

Section 83(b) Election

Ordinarily, restricted Shares are not subject to U.S. federal income or employment taxes until the restrictions are lifted. However, the Participant may make an election (a “Section 83(b) election”) to be taxed (for U.S. federal income and employment tax purposes) on the fair market value of the Shares when the Restricted Stock Award is granted. To make a Section 83(b) election, the Participant must (i) file the Section 83(b) election with the IRS and the Company within 30 days after the date of the Restricted Stock Award set forth on the cover page and (ii) attach a copy of the Section 83(b) election to his or her tax return.

Please consult your tax adviser for more information about the consequences of making a Section 83(b) election.

Dividends

Any dividends or distributions that are paid with respect to the Shares granted under this Restricted Stock Award (regardless of whether such dividends are paid in cash or Shares) shall be subject to the same risk of forfeiture (and restrictions, if the dividends are paid in Shares) as applies to the Shares granted under this Award.

•   Unless the Committee or its designee determines otherwise in its sole discretion, and except as set forth in Section 6(e)(2) of the Plan (relating to death and Disability), if the Participant ceases to be an employee of Interpublic and its Affiliates before the restrictions lapse, all dividends with respect to the Shares granted under this Award shall be forfeited.

•   If the Participant remains employed by Interpublic or an Affiliate until the restrictions lapse, (a) the restrictions on dividends and distributions paid in Shares shall be lifted as of the date the restrictions lapse and (b) dividends and distributions paid in cash shall be paid to the Participant (without interest) as soon as practicable, and no later than March 15th of the first calendar year that starts after the Participant’s right to receive dividends ceases to be subject to a “substantial risk of forfeiture,” within the meaning of Section 409A of the Code.

Tax Withholding	As set forth in the Plan, the Company may be required to withhold income and employment taxes when the restrictions on the Shares lapse or when the Participant makes a Section 83(b) election. The Company will withhold the necessary number of shares to pay such taxes, unless the Participant indicates via the Company’s stock plan administrator, currently UBS Financial Services, no later than two (2) business days prior to the date the restrictions lapse, that he/she will pay the taxes in another manner. The Participant remains responsible at all times for paying any income and employment taxes with respect to this Award. If the Participant relocates to another jurisdiction, the Participant is responsible for notifying the Company of such relocation and is responsible for compliance with all applicable tax requirements. Neither the Company nor any of its affiliates are responsible for any liability or penalty relating to taxes (including excise taxes) on compensation (including imputed compensation) or other income attributed to the Participant (or a Beneficiary) pursuant to this Agreement, whether as a result of failing to make timely payments of tax or otherwise.

ADDITIONAL TERMS AND CONDITIONS OF PERFORMANCE CASH AWARD

The following terms and conditions supplement the terms of the Plan:

Achievement of Performance Criteria	Subject to the terms of the Plan, the Committee shall have sole and exclusive discretion to determine whether and the extent to which the applicable Performance Criteria have been achieved, and the corresponding amount that is payable pursuant to this Performance Cash Award. Except in the case of death, Disability, or a Change of Control, no payment shall be made pursuant to this Performance Cash Award before the Committee has certified in writing that the Performance Criteria and all other material terms of this Award have been satisfied.
Withholding	As set forth in the Plan, the Company may be required to withhold income and employment taxes when the Award is paid to the Participant. The Participant remains responsible at all times for paying any income and employment taxes with respect to this Award. If the Participant relocates to another jurisdiction, the Participant is responsible for notifying the Company of such relocation and is responsible for compliance with all applicable tax requirements. Neither the Company nor any of its affiliates are responsible for any liability or penalty relating to taxes (including excise taxes) on compensation (including imputed compensation) or other income attributed to the Participant (or a Beneficiary) pursuant to this Agreement, whether as a result of the Participant failing to make timely payments of tax or otherwise.

CONSTRUCTION AND INTERPRETATION OF COMBINED AWARD AGREEMENT

This Agreement and the Plan shall be construed and interpreted by the Committee, in its sole discretion. Any interpretation or other determination by the Committee (including, but not limited to, correction of any defect or omission and reconciliation of any inconsistency in the Agreement or the Plan) shall be binding and conclusive.

This Agreement, the Award Letter from Interpublic, and the terms of the Plan constitute the entire understanding between the Participant and the Company and its Affiliates regarding this Combined Award. Any prior agreements, commitments, or negotiations concerning this Combined Award are superseded.

The terms of the Plan are incorporated herein by reference. All capitalized terms that are not defined in this Agreement have the meanings set forth in the Plan. Except as expressly provided herein, in case of any conflict between this Agreement and the Plan, the terms of the Plan shall control.

THE INTERPUBLIC GROUP OF COMPANIES, INC.

Fabrizio Alcobe-Fierro

Vice President, Global Compensation

I have read the above Combined Award Agreement and the Plan, and I understand and agree to their terms and conditions.

Participant’s Signature, to be provided electronically